Exhibit 99.2

MEDIA CONTACT:	INVESTOR CONTACT:
George B. Koodray	Linda S. Lennox
Tel: (908) 470-4613	Director, Investor Relations
Tel: (908) 470-4613	Tel: (908) 719-4222
gkoodray@nui.com	llennox@nui.com

For Immediate Release

NUI CORP. ACQUIRES FULL OWNERSHIP OF TIC ENTERPRISES

Bedminster, NJ, May 16, 2001 - NUI Corporation (NYSE:NUI) today announced it has completed its purchase of the remaining 51 percent interest of TIC Enterprises, LLC (TIC), a sales outsourcing firm. The acquisition was done to return TIC to financial health and to position it for growth.

"The strategic reasons for our initial investment in TIC are still valid, even in today's economy," said John Kean, Jr., NUI President and Chief Executive Officer. "Our goal has been to leverage sales contacts that TIC creates every day, into multiple product sale opportunities. Through implementing this strategy, we are confident that we can significantly enhance the value of each customer contact.

"TIC has grown significantly since its association with NUI, from revenues of $14 million in 1997 to approximately $80 million in 2000," Kean stated. "In order to position the company for the future, profitability in all product lines is required. The company has already taken certain steps to reduce costs. Another key element in repositioning the company is improving the productivity levels of its sales force. Continued focus in both of these areas will be critical to restoring the company's financial performance in the near term. As the 100 percent owner of TIC, we are now able to implement the strategies and plans we believe will position TIC for success. As a minority shareholder, we did not have this opportunity."

In connection with the purchase of TIC, James Greiff, its owner and founder, resigned from the company. NUI named Robert Focazio interim Chief Executive Officer. Kean stated, "Bob has in-depth knowledge of all TIC's businesses and has played a key role in the company's growth during his five years with TIC. His more than 31 years of experience in telecommunications, combined with the knowledge he gained managing and directing AT&T's $1.4 billion small business division as its National Sales Vice President, will enable him to quickly assume a strong role in leading the company to profitability and growth." Focazio was formerly Executive Vice President of Sales at TIC.

NUI acquired the remaining 51 percent interest of the firm for $5 million in cash paid at closing, with an additional TIC promissory note for $3 million.

-more-

TIC, based in Atlanta, Georgia, is a sales outsourcing firm. TIC currently uses its sales force to market products and services for such nationally recognized companies as Nortel Networks, Nextel Communications, the United States Postal Service, AT&T, Qwest Communications, Verizon, Bell South and SBC.

NUI Corporation, based in Bedminster, NJ, operates natural gas utilities serving nearly 380,000 customers in seven states along the eastern seaboard. NUI also operates businesses involved in storage, natural gas exploration and pipeline operations; wholesale energy trading and portfolio management; retail energy sales; energy and environmental project development; energy consulting; sales outsourcing; telecommunications; and geospatial and customer information systems and services.

This press release contains forward-looking statements. These statements are based on management's current expectations and information currently available and are believed to be reasonable and are made in good faith. However, the forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in the statements. Factors that may make the actual results differ from anticipated results include, but are not limited to, economic conditions; competition from other providers of similar products; and other uncertainties, all of which are difficult to predict and some of which are beyond our control. For these reasons, you should not rely on these forward-looking statements when making investment decisions. The words "expect," "believe," "project," "anticipate," "intend," "should," "could," and variations of such words and similar expressions, are intended to identify forward-looking statements. We do not undertake any obligation to update publicly any forward-looking statement, either as a result of new information, future events or otherwise.

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